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                                                                   Exhibit 10.49

June 20, 2003

Emile Loria, M.D.
5916 Via Zurita
La Jolla, California 92037

Dear Emile:

In consideration of your continued employment, Epimmune Inc. (the "COMPANY") is pleased to offer you the following agreement regarding your eligibility for an incentive bonus on the terms and conditions set forth herein (the "AGREEMENT"). Upon your acceptance of the terms of this Agreement, you will be eligible to earn the following:

You are eligible to earn a performance bonus (each an "INCENTIVE BONUS") equal to 2% of any proceeds received by the Company from any public or private equity financing of the Company (a "FINANCING") completed at any time between the date of this Agreement and December 31, 2004, the amount of each such Incentive Bonus to be calculated by the Company's independent certified public accountants in accordance with U.S. generally accepted accounting principles; provided that, if, at any time, the total amounts paid as Incentive Bonuses exceeds One Million Dollars ($1,000,000), the payment of any Incentive Bonus accruing thereafter shall be at the discretion of the Company's Board of Directors (the "BOARD"). The Incentive Bonus, less standard deductions and withholdings, payable in connection with completion of a Financing would be paid to you in a lump sum cash payment within 10 days after receipt by the Company of the proceeds from such Financing. In order to receive an Incentive Bonus payment, you must be continuously employed by the Company at all times between the date of this Agreement and completion of the applicable Financing.

In addition, those shares of the Company's common stock that you purchased pursuant to the Restricted Stock Purchase Agreement between you and the Company dated January 16, 2001, shall, to the extent not otherwise vested, become fully vested and shall no longer be subject to forfeiture or Company right of repurchase upon the consummation of the merger between the Company and Anosys, Inc. if you are continuously employed by the Company at all times between the date of this Agreement and the date of consummation of such merger.

Notwithstanding the foregoing, if any payment or acceleration of vesting provided for in this Agreement or otherwise payable to you (the "Benefits") would (i) constitute "parachute payments" within the meaning of Section 280G of the Internal Revenue Code of 1986, as amended (the "Code"), and (ii) but for this subsection would be subject to the excise tax imposed by Section 4999 of the Code (the "Excise Tax"), then, the Benefits to which you are entitled pursuant to this Agreement shall be either:


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a) Provided to you in full, or

b) Provided to you at such lesser extent that would result in no portion of the Benefits being subject to the Excise Tax,

whichever of the forgoing amounts, when taking into account applicable federal, state, local and foreign income and employment taxes, the Excise Tax, and any other applicable taxes, results in the receipt by you, on an after tax basis, of the greatest amount of the Benefits, notwithstanding that all or some portion of the Benefits may be taxable under the Excise Tax. Unless you and the Company otherwise agree in writing, any determination required under this paragraph shall be made in writing in good faith by an accountant or other adviser selected by you. In the event of a reduction of the Benefits under this Agreement, you shall be given the choice of which of the Benefits are reduced. For purposes of making the calculations required by this subsection, the accountant or advisor that you select may make reasonable assumptions and approximations concerning applicable taxes and may rely on reasonable, good faith interpretations concerning the application of the Code, and other applicable legal authority. You and the Company shall furnish your accountant or advisor such information and documents as he may reasonably request in order to make a determination under this subsection. The cost of making the determination required by this paragraph shall be paid for by the Company.

This Agreement does not change, in any way, the at-will employment relationship between you and the Company. You and Company may terminate your employment at any time, with or without cause, subject to the terms and conditions of the Offer Letter.

This Agreement constitutes the complete, final and exclusive embodiment of the entire Agreement between you and the Company with regard to the subject matter of this Agreement. It is entered into without reliance on any promise or representation, written or oral, other than those expressly contained herein, and it supercedes any other such promises, warranties or representations. This Agreement may not be modified or amended except in writing signed by you and the Chairman of the Board, on behalf of the Company. This Agreement is deemed to have been entered into and will be construed and enforced in accordance with the laws of the State of California as applied to contracts made and to be performed entirely within California.

If this Agreement is acceptable to you, please sign below and return the original, fully executed Agreement to me no later than June 30, 2003. If you have any questions regarding this Agreement, you may contact me at your convenience.

Sincerely,

Epimmune Inc.

 /s/ Howard E. Greene, Jr.
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Howard E. Greene, Jr.
Chairman of the Board of Directors

Agreed and Accepted:

 /s/ Emile Loria

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Emile Loria, M.D.

Date:  June 25, 2003


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